Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated April 20, 2010 with respect to the financial statements and notes thereto of PSI Corporation included in its Annual Report (Form 10 –K) for the year ended October 31, 2008, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such annual report.

/s/ Seligson & Gianattasio
May 10, 2010